For Immediate Release

Contact: Peter Kowalchuk
Republic Airways Holdings
(317) 246-2470

Republic Airways Holdings to Sell Frontier Airlines to Indigo Partners
Indianapolis, Indiana (Oct. 1, 2013) - Republic Airways Holdings Inc. today announced that it has entered into a definitive agreement to sell Frontier Airlines to an affiliate of Indigo Partners LLC in an all-cash transaction.
Indigo Partners and its principals, led by managing partner William A. Franke, have a history of investing in airline transportation and related industries and creating successful, differentiated companies. Under the terms of the stock purchase agreement, which has been approved by Republic’s Board of Directors, the buyer, an affiliate of Indigo Partners, will acquire all the outstanding shares of Frontier Airlines Holdings, Inc. in a transaction valued at approximately $145 million, of which $36 million (subject to certain adjustments under the purchase agreement) is to be paid in cash for the equity of Frontier Holdings and the balance is indebtedness that will be retained by Frontier. In addition, Indigo plans to invest additional funds directly in Frontier after the closing.
As part of the transaction, under a separate agreement, Republic will assign to Frontier all of Republic’s rights under agreements relating to the Republic’s Airbus A320neo order in exchange for reimbursement of pre-delivery deposits, which total $32 million.
“This transaction is a direct result of Frontier’s successful restructuring, continued cost reduction efforts and laser focus on revenue generation,” said Republic Airways Chairman, President and Chief Executive Officer Bryan Bedford. “I am confident that Frontier will enjoy future growth as Indigo continues the process to position the airline as a leading ultra-low-cost carrier in the United States.
“I want to thank all Frontier employees for their hard work in returning their company to profitability and to the many team members who brought this deal to a successful conclusion.
"We continue to be excited about the growth of our fixed-fee operations. Our airline partner brands, including American Eagle, Delta Connection, United Express and US Airways Express, have a bright future at Republic Airways," Bedford concluded.
“We endorse and will support continued efforts to build Frontier into a leading nationwide ultra-low cost carrier (ULCC),” said Franke. “As airline fares continue to move up, passengers need affordable travel alternatives. Our goal will be to meet that need in more markets as we invest in the airline to grow its footprint, while maintaining a commitment to quality service, customer choice and satisfaction and continued employment opportunities for the Frontier team.”
Completion of the transaction is conditioned on agreements being reached with the Association of Flight Attendants (AFA) and FAPAInvest LLC by no later than Oct. 31, 2013, as well as agreement and documentation of other third-party commercial agreements. The transaction is also subject to receipt of required approvals by the Federal Communications Commission for the transfer of Frontier’s radio licenses, the receipt of certain third-party consents and releases and other customary closing conditions.
Franke added, “We are appreciative of the support provided by key third-party constituents in the development of this transaction and are hopeful that FAPAInvest LLC and the AFA will provide the support that is critical to closing.”
Assuming satisfaction of the conditions of the agreement, Republic expects the transaction to close in December 2013.
Barclays is serving as financial advisor and Hughes Hubbard & Reed LLP is serving as legal advisor to Republic in connection with the transaction. Latham & Watkins LLP is serving as Indigo Partners LLC’s legal advisor.

About Republic Airways Holdings
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 285 aircraft and offer scheduled passenger service on over 1,600 flights daily to 145 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, Mexico and Turks and Caicos Islands under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including American Eagle, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.
About Frontier Airlines
Frontier Airlines is currently in its 20th year of operations and offers service to more than 75 destinations in the United States, Mexico, Costa Rica, Jamaica and the Dominican Republic. The airline employs more than 3,900 aviation professionals, operating from its hub at Denver International Airport. For in-depth information on Frontier Airlines and to book tickets, visit www.FlyFrontier.com
About Indigo Partners LLC
Indigo Partners is a private equity firm established by W. A. Franke in 2003 to pursue acquisitions and strategic investments in the air transportation and related industries. The firm was a significant investor in Tiger Airways based in Singapore and Spirit Airlines based in Ft. Lauderdale, Florida, and maintains lead investments in Wizz Air Holdings, Plc, a ULCC with multiple bases in Central and Eastern Europe and Volaris Airlines, a ULCC based in Mexico City. Indigo Partners is headquartered in Phoenix, Arizona.

Please note that the information contained in this release contains forward looking information as defined by the U.S. Securities laws. Forward-looking information is subject to risks and uncertainties and we refer you to a summary of risk factors contained in our most recent filing with the Securities and Exchange Commission.